EXHIBIT INDEX



Exhibit A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

Exhibit B:
  Attachment to item 77H: Changes in control of Registrant.

Exhibit C:
  Attachment to item 77Q1: New Investment Advisory Agreement

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EXHIBIT A:

Sub-Item 77C:  Submission of matter to a vote of security holders

(a) A special meeting was held on May 21, 1999.

(b) At the special meeting held on May 21, 1999, the following persons were elected as directors of the Fund, constituting the entire Board of Directors: Richard H. Francis,
Jack W. Fritz, Jeffrey E. Garten, James S. Pasman, Jr., William
W. Priest, Steven N. Rappaport, Arnold M. Reichman, Alexander B.
Trowbridge.

(c) At the special meeting held on May 21, 1999, shareholders of the Fund were asked to approve a new investment advisory agreement between the Fund and Credit Suisse Asset
Management, LLC.

The new investment advisory agreement was approved by shareholders and the shareholder vote was as follows:

                 Total Number of Votes      Percentage of total
                                             number of shares
                                                outstanding

Approve           302,590,552.851                  75.55%
Disapprove            633,649.490                   0.16%
Abstain               920,825.519                   0.23%

(d) Not applicable


EXHIBIT B:

Sub-Item 77H:  Changes in control of registrant
(a) On July 6, 1999, Credit Suisse Group acquired Warburg
Pincus Asset Management, Inc. ("Warburg Pincus"), the Fund's former investment adviser. Warburg Pincus was combined with Credit Suisse Group's existing U.S. asset management business, Credit Suisse Asset Management, LLC, which is an indirect wholly-owned U.S. subsidiary of Credit Suisse Group. Credit Suisse Group may be deemed to control the Fund on the basis of its control of Credit Suisse Asset Management, LLC, the Fund's current investment adviser.
(b) On July 6, 1999, Warburg, Pincus & Co., formerly the ultimate parent of Warburg Pincus, ceased to be a controlling person of the Fund as a result of the transactions described in Sub-Item 77H(a).


EXHIBIT C:

Sub-Item 77Q1:  Exhibits

INVESTMENT ADVISORY AGREEMENT


July 6, 1999


Credit Suisse Asset Management, LLC
466 Lexington Avenue
New York, New York 10017-3147

Dear Sirs:

Warburg, Pincus Cash Reserve Fund, Inc. (the "Fund"), a corporation organized and existing under the laws of the State of Maryland, herewith confirms its agreement with Credit Suisse
Asset Management, LLC (the "Adviser") as follows:

1.	Investment Description; Appointment

The Fund desires to employ the capital of the Fund by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as may be amended from time to time, and in the Fund's Prospectus(es) and Statement(s) of Additional Information as from time to time in effect (the "Prospectus" and "SAI," respectively), and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Fund's Prospectus and SAI have been or will be submitted to the Adviser. The Fund desires to employ and hereby appoints the Adviser to act as investment adviser to the Fund. The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.	Services as Investment Adviser

Subject to the supervision and direction of the Board of Directors of the Fund, the Adviser will (a) act in strict conformity with the Fund's Articles of Incorporation, the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940, as the same may from time to time be amended, (b) manage the Fund's assets in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and SAI, (c) make general investment decisions for the Fund, including decisions concerning (i) the specific types of securities to be held by the Fund and the proportion of the Fund's assets that should be allocated to such investments during particular market cycles, (ii) the specific issuers whose securities will be purchased or sold by the Fund, (iii) the appropriate maturity of its portfolio investments and (iv) the appropriate average weighted maturity of its portfolio in light of current market conditions, (d) place purchase and sale orders for securities on behalf of the Fund, and (e) monitor and evaluate the services provided by the Fund's investment sub-adviser(s), if any, under the terms of the applicable investment sub-advisory agreement(s). In providing those services, the Adviser will provide investment research and supervision of the Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

	Subject to the approval of the Board of Directors of the Fund and where required, the Fund's shareholders, the Adviser may engage an investment sub-adviser or sub-advisers to provide advisory services in respect of the Fund and may delegate to such investment sub-adviser(s) the responsibilities described in subparagraphs (b), (c) and (d) above. In the event that an investment sub-adviser's engagement has been terminated, the Adviser shall be responsible for furnishing the Fund with the services required to be performed by such investment sub-adviser(s) under the applicable investment sub-advisory agreements or arranging for a successor investment sub-adviser(s) to provide such services on terms and conditions acceptable to the Fund and the Fund's Board of Directors and subject to the requirements of the 1940 Act.

3.	Information Provided to the Fund

The Adviser will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.

4.	Standard of Care

The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2 and 3 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to shareholders of the Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

5.	Compensation

In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser an annual fee calculated at an annual rate of 0.25% of the Fund's average daily net assets. The fee for the period from the date of this Agreement to the end of the year shall be prorated according to the proportion that such period bears to the full yearly period. Upon any termination of this Agreement before the end of a year, the fee for such part of that year shall be prorated according to the proportion that such period bears to the full yearly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus or SAI.

6.	Expenses

The Adviser will bear all expenses in connection with the performance of its services under this Agreement except the fees payable to any investment sub-adviser engaged pursuant to paragraph 2 of this Agreement which will be paid directly by the Fund. The Fund will bear its proportionate share of certain other expenses to be incurred in its operation, including: investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Fund who are not officers, directors, or employees of the Adviser, any sub-adviser or any of their affiliates; fees of any pricing service employed to value shares of the Fund; Securities and Exchange Commission fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Fund's proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers or Board of Directors of the Fund; and any extraordinary expenses.

The Fund will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Fund is a party and of indemnifying officers and Directors of the Fund with respect to such litigation and other expenses as determined by the Directors.

7.	Services to Other Companies or Accounts

The Fund understands that the Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and to one or more other investment companies or series of investment companies, and the Fund has no objection to the Adviser so acting, provided that whenever the Fund and one or more other accounts or investment companies or portfolios advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the adviser to perform its services under this Agreement.

8.	Term of Agreement

This Agreement shall continue for an initial two-year period commencing on the date first written above, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund or (b) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in said
Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Fund or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

9.	Representation by the Fund

The Fund represents that a copy of its Articles of Incorporation, dated October 31, 1984, together with all amendments thereto, is on file in the Department of Assessments and Taxation of the State of Maryland.

 10.	Miscellaneous

The Fund recognizes that directors, officers and employees of the Adviser may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies) and that such other corporations and trusts may include the name "Warburg", "Warburg Pincus", "CS", "CSAM", "Credit Suisse" or "Credit Suisse Warburg Pincus" as part of their names, and that the Adviser or its affiliates may enter into advisory or other agreements with such other corporations and trusts. If the Adviser ceases to act as the investment adviser of the Fund's shares, the Fund agrees that, at the Adviser's request, the Fund's license to use the words "Warburg" , "Warburg Pincus" "CS", "CSAM", "Credit Suisse" or "Credit Suisse Warburg Pincus" will terminate and that the Fund will take all necessary action to change the name of the Fund to names not including the words "Warburg" "Warburg Pincus", "CS", "CSAM", "Credit Suisse" or "Credit Suisse Warburg Pincus".
Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,

WARBURG, PINCUS CASH RESERVE
FUND, INC.



By: _______________________
Name: ________________
Title: _______________


Accepted:

CREDIT SUISSE ASSET MANAGEMENT, LLC



By: _______________________
Name: ________________
Title: _______________